Exhibit 99

      Keithley Instruments Reports Results for Fiscal 2003 Third Quarter



    CLEVELAND, July 30 /PRNewswire-FirstCall/ -- Keithley Instruments, Inc.

(NYSE: KEI), a leader in solutions for emerging measurement needs, today announced results for its fiscal 2003 third quarter that ended June 30, 2003.



    Third Quarter Fiscal 2003 Results

    Net sales of $25.3 million for the third quarter of fiscal 2003 decreased

3 percent from sales of $26.0 million in last year's third quarter.  Sales were down 28 percent in the United States, flat in Europe, and up 19 percent in the Pacific Basin region.  Without the benefit of favorable currency adjustments, net sales would have decreased 7 percent from the prior year's quarter.  Sequentially, sales were down 3 percent from the second quarter.

The company reported a net loss of $1.9 million, or $0.12 per share, compared to a net loss of $0.9 million, or $0.06 per share, in last year's quarter.

The results include severance charges of $0.02 per share and $0.06 per share in the third quarter of fiscal year 2003 and the third quarter of fiscal year

2002, respectively.

    The company announced its second strongest order quarter in two years,

after last year's third quarter, driven primarily by significantly stronger orders in Asia and the semiconductor industry.  Orders of $30.1 million for the quarter decreased 3 percent from last year's third quarter orders of

$30.9 million.  Geographically, orders were down 22 percent in the United

States, flat in Europe and up 43 percent in the Pacific Basin.  Strong orders in Japan and Korea more than offset lower orders in China during May and June due to the SARS virus.  Compared to the prior year's third quarter, orders from semiconductor customers decreased 20 percent, wireless communications customers decreased 5 percent, while orders from electronic components and subassembly manufacturers increased 20 percent, and research and education customers increased 30 percent.  Sequentially, orders increased 22 percent from the second quarter due to strong orders from semiconductor, and research and education customers.  Order backlog increased $4.6 million to

$16.3 million at June 30, 2003 from $11.7 million at March 31, 2003.



    Nine-Month Results

    For the nine months ending June 30, 2003, net sales were $77.4 million, up

13 percent from $68.5 million last year.  The net loss for the nine months of fiscal 2003 was $3.4 million, or $0.22 per share, compared with a net loss of

$3.8 million, or $0.24 per share, last year.

    Orders of $77.7 million for the nine months ending June 30, 2003,

increased 6 percent from $73.6 million last year.  Geographically, orders decreased 10 percent in the United States and three percent in Europe, but increased 51 percent in the Pacific Basin.  For the first nine months,

semiconductor orders comprised approximately 30 percent of the total, research and education made up about 20 percent, electronic components and subassembly manufacturers comprised about 20 percent, and wireless communications made up about 15 percent of the total.

    Cash and short-term investments totaled $35.1 million, while short-term debt was $0.6 million.  Inventory of $11.1 million decreased $1.3 million from year ago levels, with turns at 3.7.  Days sales outstanding were 48 at June

30, 2003 compared to 52 at this time last year.  The total number of worldwide employees on June 30, 2003 was 603, down from 615 the end of March, and 649 at

June 30, 2002.



    Business Initiatives

    "During the course of the past two years, we have implemented programs to strengthen our business as we waited for the electronics industry to recover,"

stated Joseph P. Keithley, the company's Chairman, President and Chief

Executive Officer.  "Our strong balance sheet has afforded us the financial strength, as well as the confidence, to pursue these initiatives.  We believe our strategy is sound.  We are clear on who our customers are and what applications we want to serve.  However, the upturn has been slower to arrive than anticipated, and we can no longer wait for the upturn to help return us to profitability and cash generation.  Therefore, strengthened by our completed initiatives of the past two years, we have acted to reduce costs to return to profitability in fiscal year 2004."

    "Part of our expected cost savings will come from improvements in gross margins.  During the last year, we have made major changes to the way we purchase and manufacture as we adopted lean manufacturing principles.  While we have seen some of the benefits of lean, such as increased turns and lower inventory balances, our overall manufacturing costs have increased.  Our next phase of the lean implementation involves fine-tuning our processes and improving our execution.  We expect to see significant improvements during fiscal 2004," stated Keithley.

    "During the quarter we won an important benchmark from a large semiconductor manufacturer in Japan.  This customer has selected our S630 parametric test system to support development of its newest generation of semiconductors targeted at mobile products.  We have not yet received a large volume of orders; however, we view this win as a significant development in partnering with a leading edge semiconductor manufacturer that is often seen as setting the standard in the industry," stated Keithley.



    The company provided an update on several other initiatives it has undertaken:



    -- It laid off a small percentage of its workforce and recorded a pretax charge of $535,000,



    -- It is reprioritizing business initiatives and further de-emphasizing some areas such as optoelectronics applications in the communications sector,



    -- It made good progress working with customers to gain design wins for its Model 2800 RF Power Analyzer,



    -- It reported increasing momentum from the recently announced structural change in its United States sales force.  Orders were up 44 percent as a result of this group's efforts when compared to the March 2003 quarter,



    -- As part of its succession planning efforts, the company promoted three individuals to the officer level.  It also hired a Vice President of new product development,



    -- It went live with the first phase of its worldwide Enterprise Resource

       Planning implementation, with no significant business interruptions,



    -- It will continue to fully implement ERP and its Customer Relationship

       Management systems throughout the remainder of the year and into fiscal year 2004.



    Business Outlook

    The cost cutting actions and improvements to the company's lean manufacturing process are expected to result in annualized cost savings of approximately $6 million beginning in fiscal year 2004.  Not all of the cost savings will be realized in its results, as the company expects these savings to be partially offset by normal cost increases in fiscal 2004.  In conjunction with the reduction in force, the company expects to record approximately $200,000 of additional charges in the September 2003 quarter.

    "While conditions throughout the electronics industry have improved, the outlook remains hard to predict.  Our sales are order dependent, and we are currently estimating sales for the September quarter to range between $25 and

$28 million.  Including the additional severance charge, we would expect a pretax loss in the teens as a percentage of sales at the low end of the sales range.  At the high end of the sales range, we would expect a loss in the single digits as a percentage of sales," stated Keithley.



    Stock Buyback Program

    During the third quarter of fiscal 2003, the company repurchased 32,500 common shares at an average cost of $12.89 per share including commissions.

For the nine months ending June 30, 2002, the company spent $2.8 million repurchasing 243,200 common shares at an average cost per share of

$11.41 including commissions.  Under the current repurchase program, the company may purchase an additional 1,223,800 shares through December 2003.



    Forward Looking Statements

    Statements in the "Business Initiatives" and "Business Outlook" sections of this release are forward-looking statements that involve a number of risks and uncertainties.  Actual results may differ materially from the results stated or implied in the forward-looking statements as a result of a number of factors that include but are not limited to: worldwide economic conditions and business conditions in the semiconductor, wireless, optoelectronics and other industries which the company serves and the severity and duration of the current downturn of these as well as the overall electronics industry,

customers delaying or canceling orders in backlog, the company's ability to continue to develop an effective direct sales force in the United States, the company's ability to develop new products in a timely fashion and gain market acceptance of those products to remain competitive and gain market share, the company's ability to implement and execute an effective lean manufacturing system without incurring significant costs or disruptions in production, the company's ability to implement and effectively manage CRM and ERP systems without interruptions in its accounting, order entry, billing, manufacturing and other customer support functions, the company's ability to control costs,

changes in effective tax rates, foreign currency fluctuations which could affect worldwide operations, and the effects of terrorist activities and armed conflicts, as well as the spread of contagious diseases, that could cause disruptions in general economic activity.  Further information on factors that could cause actual results to differ from those anticipated is included in the company's annual report on Form 10-K and quarterly reports on Form 10-Q which are filed with the Securities and Exchange Commission.  In light of these uncertainties, the inclusion of forward-looking information should not be regarded as a representation by the company that its plans or objectives will be achieved.  Further, the company is not obligating itself to revise forward-

looking statements contained herein to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.



    Conference Call on the Web

    On Wednesday, July 30, 2003 at 10:00 a.m. Eastern Time, interested parties may listen to the Keithley Instruments quarterly conference call live on the

Web by registering on the investor relations portion of the company's web site at http://www.keithley.com.  Interested parties may also listen to a replay of the quarterly conference call by visiting the web site.  The replay will be available for approximately 45 days.



    About Keithley Instruments, Inc.

    Keithley Instruments, Inc. provides optical and electrical measurement solutions from DC to RF (radio frequency) to the wireless, semiconductor,

optoelectronics, and other electronics manufacturing industries.  Engineers and scientists around the world use Keithley's advanced hardware and software for process monitoring, production test, and basic research.



                          KEITHLEY INSTRUMENTS, INC.

                      Consolidated Statements of Income

             (In Thousands of Dollars Except for Per Share Data)

                                 (Unaudited)



                   FOR THE THREE MONTHS             FOR THE NINE MONTHS

                       ENDED JUNE 30,                  ENDED JUNE 30,

                     2003           2002             2003           2002

     NET SALES $25,264  100.0% $26,029 100.0%  $77,415 100.0%  $68,499 100.0%

     Cost of

      goods

      sold      11,819   46.8   11,259  43.3    35,300  45.6    30,258  44.2

     Selling,

      general and

      adminis-

       trative

       expenses 12,666   50.1   11,407  43.8    37,385  48.3    32,926  48.1

     Product

      development

      expenses   3,488   13.8    3,551  13.6    10,080  13.0    10,560  15.4

     Severance

      charges      535    2.1    1,461   5.6       535   0.7     1,461   2.1

     Net

      financing

      income       (77)  (0.3)    (253) (1.0)     (383) (0.5)     (765) (1.1)



     Loss before

      income

      taxes     (3,167) (12.5)  (1,396) (5.3)   (5,502) (7.1)   (5,941) (8.7)

     Income

      taxes

      benefit   (1,241)  (4.9)    (507) (1.9)   (2,146) (2.8)   (2,109) (3.1)

     NET LOSS  $(1,926)  (7.6)%  $(889) (3.4)% $(3,356) (4.3)% $(3,832) (5.6)%



     Basic

      loss per

      share    $ (0.12)         $(0.06)         $(0.22)         $(0.24)

     Diluted

      loss per

      share    $ (0.12)         $(0.06)         $(0.22)         $(0.24)



     Cash

      dividends

      per

      Common

      Share    $ .0375         $ .0375        $  .1125        $  .1125

     Cash

      dividends

      per Class

      B

       Common

        Share  $  .030          $ .030        $  .0900        $  .0900



     Weighted

      average

      number

      of shares

      outstanding

      (000) -

       Diluted  15,481          15,755          15,482          15,699





                          KEITHLEY INSTRUMENTS, INC.

                    CONDENSED Consolidated Balance Sheets

                          (In Thousands of Dollars)

                                 (Unaudited)



                                                       June 30,  September 30,

                                                          2003           2002

    ASSETS



    Current assets:

      Cash and cash equivalents                         $8,875        $21,707

      Short-term investments                            26,262         28,171

      Refundable income taxes                              550            954

      Accounts receivable, net of allowances            14,593         14,140

      Inventory                                         11,083         10,112

      Other current assets                               7,419          5,095

        Total current assets                            68,782         80,179

      Property, plant and equipment, net                14,546         13,808

      Other assets                                      31,638         26,384



        Total assets                                  $114,966       $120,371



    Liabilities and Shareholders' Equity



    Current liabilities:

      Short term debt                                     $625            $--

      Accounts payable                                   6,865          7,170

      Other current liabilities                         13,501         13,583

        Total current liabilities                       20,991         20,753

      Long-term debt                                        --             --

      Other long-term liabilities                        7,878          7,170

      Shareholders' equity                              86,097         92,448



        Total liabilities and shareholders' equity    $114,966       $120,371



SOURCE  Keithley Instruments, Inc.

    -0-                             07/30/2003

    /CONTACT:  Mark J. Plush, Vice President and Chief Financial Officer of

Keithley Instruments, Inc., +1-440-498-2618/

    /Web site:  http://www.keithley.com/

    (KEI)



CO:  Keithley Instruments, Inc.

ST:  Ohio

IN:  CPR TLS SEM

SU:  CCA ERN